UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 15, 2014

Net Element, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34887	90-1025599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3363 NE 163rd Street, Suite 705, North Miami Beach, FL	33160
(Address of Principal Executive Offices)	(Zip Code)

(305) 507-8808
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 15, 2014, Net Element, Inc., a Delaware corporation (the “Company”), entered into a Master Exchange Agreement, (the “Agreement”) with Crede CG III, Ltd., an exempted company incorporated under the laws of Bermuda (“Crede”). Prior to entering into the Agreement, Crede acquired two existing promissory notes that had been previously issued by the Company, one with $2,343,500 principal amount outstanding plus interest due to Capital Sources of New York and the other with $13,533,360 principal amount outstanding plus interest due to Georgia Notes 18, LLC. Pursuant to the Agreement, the Company and Crede agreed to exchange, in whole or in part, these promissory notes for such number of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), as determined under the Agreement based upon 80% of the volume-weighted average trading price of the Common Stock for a specified period of time (up to 90 trading days) subsequent to each exchange (the “True-Up Period”).

The initial number of shares of Common Stock issuable upon exchange will be determined by dividing (i) 125% of the principal and interest under the promissory note(s) to be exchanged, as well as any other amounts owed by the Company to Crede with respect to such promissory note(s) to be exchanged by (ii) an “exchange price” determined as the closing bid price of the Common Stock on the date of the applicable exchange (provided, however, that the Agreement provides that the “exchange price” for the initial exchange (described further below) is $5.70), in each case subject to adjustments over the True-Up Period following the exchange as set forth in the Agreement.

The Agreement provides that the Company will not effect any exchange or otherwise issue any shares of Common Stock under the Agreement if, after giving effect to such exchange or other share issuance under the Agreement, Crede and its affiliates would beneficially own in excess of 9.99% of the outstanding Common Stock.  The Agreement further provides that, under no circumstances may the aggregate number shares of Common Stock issued to Crede under the Agreement at any time exceed 19.99% of the total number of shares of Common Stock outstanding or of the voting power unless the Company has obtained either (i) its stockholders' approval of the issuance of more than such number of shares of Common Stock pursuant to NASDAQ Marketplace Rule 5635(d) or (ii) a waiver from The NASDAQ Stock Market of the Company’s compliance with Rule 5635(d).

At any time up to December 12, 2014, Crede has an option to exchange any portion of the outstanding and unpaid promissory notes into Common Stock. On December 12, 2014, Crede will be obligated to exchange all of the then still outstanding and unpaid promissory notes into Common Stock.

As an initial exchange, Crede elected to exchange the entire amount of both promissory notes on September 15, 2014. The “exchange price” for this initial exchange was $5.70. Accordingly, on September 15, 2014, the Company exchanged 125% of the principal and interest under both promissory notes into 3,481,768 shares of Common Stock. As this number of shares is subject to adjustments over the True-Up Period following this exchange, the Company issued to Crede an additional 422,993 shares as a reserve for such adjustments. The entire 3,904,761 issued shares will be trued-up at the end of the True-Up Period to result in the number of shares determined by dividing the aggregate amount of the promissory notes by 80% of the volume-weighted average trading price of the Common Stock during the True-Up Period.

The above description of the Agreement is intended as a summary only and is qualified in its entirety by the terms and conditions set forth therein. A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

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Item 2.03        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 of this Report is hereby incorporated by reference into this Item 2.03.

Item 3.02        Unregistered Sales of Equity Securities.

As a result of the Company and Crede entering into the Agreement and Crede’s election to exchange the entire amount of both promissory notes on September 15, 2014, the Company exchanged 125% of the principal and interest under both promissory notes held by Crede into 3,481,768 shares of common stock of the Company based on the “exchange price” of $5.70 for this initial exchange. As this number of shares is subject to adjustments over the True-Up Period following this exchange, the Company issued to Crede an additional 422,993 shares as a reserve for such adjustments. The entire 3,904,761 issued shares will be trued-up at the end of the True-Up Period to result in the number of shares determined by dividing the aggregate amount of the promissory notes by 80% of the volume-weighted average trading price of the Common Stock during the True-Up Period. Such shares of restricted common stock of the Company are issued to Crede in reliance upon Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), exemption from the registration requirements under the Securities Act.

Item 8.01 Other Events.

On September 15, 2014, the Company issued a press release announcing the debt exchange. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Master Exchange Agreement, dated as of September 15, 2014 between the Company and Crede CG III, Ltd.
99.1	Press Release dated September 15, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 15, 2014

NET ELEMENT, INC.

By:	/s/ Jonathan New
Name: Jonathan New
Title: Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Master Exchange Agreement, dated as of September 15, 2014 between the Company and Crede CG III, Ltd.
99.1	Press Release dated September 15, 2014.

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